Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto Culver Announces Second Quarter and First Half Fiscal Year 2010 Results

Melrose Park, IL, (April 26, 2010) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of beauty care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema, today announced results for its fiscal year 2010 second quarter and first half ended March 31, 2010.

Alberto Culver President and Chief Executive Officer V. James Marino said, “The strength of our brands, led by TRESemmé, has enabled us to continue to show positive momentum and generate especially strong growth in our international markets. This comes in the face of a sluggish global hair care category and the impact on our U.S. business from the manufacturing and supply chain issues that we discussed on our last earnings call. While we have made solid progress in restoring customer service levels, particularly in March, we expect some of the disruptions to continue into the current quarter.”

Second Quarter

•

Net sales for the second quarter increased 11.8% to $384.8 million compared to $344.3 million in the prior year quarter. On an organic basis, which excludes the effect of foreign currency fluctuations and acquisitions and divestitures, sales increased 1.2% in the current quarter.

•

Diluted earnings per share from continuing operations increased 7.1% to 30 cents in the second quarter compared to 28 cents in the prior year quarter. Excluding restructuring and discrete items, diluted earnings per share from continuing operations increased 10.7% to 31 cents compared to 28 cents in the prior year quarter. Second quarter growth was tempered by a charge of approximately three cents per share related to the voluntary withdrawal of select SKU’s in the Company’s relaxer kit business.

Alberto Culver Second Quarter and First Half Fiscal Year 2010 Earnings Release	Page 2

First Half

•

Net sales for the first half of fiscal year 2010 increased 7.3% to $747.8 million compared to $697.2 million in the first half of the prior year. On an organic basis, which excludes the effect of foreign currency fluctuations and acquisitions and divestitures, sales increased 0.6% in the current year first half.

•

Diluted earnings per share from continuing operations increased 11.7% to 67 cents in the first half of fiscal year 2010 compared to 60 cents in the first half of the prior year. Excluding restructuring and discrete items, diluted earnings per share from continuing operations increased 10.1% to 76 cents compared to 69 cents in the first half of the prior year. First half growth was tempered by a charge of approximately three cents per share related to the voluntary withdrawal of select SKU’s in the Company’s relaxer kit business.

In the U.S., despite strong growth on TRESemmé, reported sales declined 1.7%, largely due to lower than normal customer service levels as a result of the Company’s manufacturing, supply chain and systems disruptions. International sales on a reported basis increased 38.7% (the effect of foreign currency fluctuations as well as acquisitions and divestitures accounted for approximately 31.7% of the growth) behind strong TRESemmé growth.

The Company’s gross profit margin was 52.2% in the second quarter compared to 50.3% in the prior year quarter. The improvement in gross margin was primarily a result of lower commodity costs which were partially offset by increased trade promotions and costs related to resolving the Company’s manufacturing and supply chain disruptions.

Advertising and other marketing investments in the second quarter increased nearly 21% to $69.4 million compared to $57.6 million in the prior year quarter, partially due to foreign currency fluctuations (4.1%) and the acquisition of Simple (6.0%), but also by strong double-digit increases on TRESemmé, including investments behind new product initiatives and geographic expansion. Mr. Marino added, “During the second quarter our investments in TRESemmé helped to generate strong growth in the U.S. and internationally.”

Selling and administrative expenses as a percentage of net sales increased 130 basis points to 22.8% in the second quarter compared to 21.5% in the prior year quarter. The increase was mainly due to certain costs related to the voluntary withdrawal of select SKU’s of relaxer products, costs associated with the implementation of a new ERP system, including depreciation expense, and higher stock-based compensation expenses. Together these items increased selling and administrative expenses as a percentage of net sales by approximately 160 basis points in the quarter.

Alberto Culver Second Quarter and First Half Fiscal Year 2010 Earnings Release	Page 3

Carol Lavin Bernick, Executive Chairman of the Company, said, “While we are continuing to focus our efforts towards resolving our U.S. service issues, the balance that we have created between our international and U.S. businesses and our strong portfolio of brands has continued to allow us to produce positive results. We will continue to focus on brand growth in all our markets and to resolve our U.S. service issues with urgency and tenacity.”

Ms. Bernick also announced the Company’s board of directors approved the regular 8.5 cents quarterly cash dividend. The dividend will be paid on May 20, 2010 to shareholders of record on May 6, 2010.

On December 18, 2009, the Company completed the acquisition of all of the issued and outstanding shares of Simple Health & Beauty Group Limited. Simple is a leading skin care company based in the United Kingdom that was owned primarily by Duke Street, a mid-market private equity fund. The total purchase price was approximately $385 million, and the transaction was funded from the Company’s existing cash.

On July 31, 2008, the Company sold its Cederroth International subsidiary to a company owned by two funds controlled by CapMan, a Nordic based private equity firm, for 159.5 million Euros. As a result of the transaction, the results of operations of Cederroth are reported as discontinued operations.

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto Culver and Sally Beauty Holdings, Inc. As a result of the transaction, the results of operations of the beauty supply distribution business are reported as discontinued operations.

Due to the disclosure of organic sales growth and financial results excluding restructuring and discrete items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, are included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its preliminary second quarter and first half fiscal year 2010 results with investors in a call to be held later today (Monday, April 26, 2010) at 11:00 a.m. Eastern Time. The dial-in numbers for the call are 866-742-2281 or 660-422-4763 (international callers) and the conference ID is 68631279. The numbers for a replay of the conference call are 800-642-1687 or 706-645-9291 and will be available through Monday, May 24, 2010. The conference ID is 68631279. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto Culver Second Quarter and First Half Fiscal Year 2010 Earnings Release	Page 4

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; inability of efficiency initiatives to improve the Company’s margins; manufacturing and supply chain disruptions; inability of the Company to protect its intellectual property; the disruption of normal business activities due to the Company’s implementation of a new worldwide ERP system; special demands by key customers; risks inherent in acquisitions, divestitures and strategic alliances, including, without limitation, undisclosed liabilities and obligations for which the Company may have limited or no recourse; loss of one or more key employees; risks inherent in expanding in existing geographic locations and entering new geographic locations; loss of one or more key suppliers or copackers; adverse changes in currency exchange rates; the effects of a prolonged United States or global economic downturn or recession; health epidemics; unavailability of raw materials or finished products; increases in costs of raw materials and inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; the unanticipated costs and effects of legal or administrative proceedings; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in the Company’s exclusive markets; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the Company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2009 Annual Report on Form 10-K filed on November 24, 2009 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto Culver Second Quarter and First Half Fiscal Year 2010 Earnings Release	Page 5

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended March 31, 2010 and 2009	2010	2009

Net sales	$384,805	344,332
Cost of products sold	183,917	170,966

Gross profit	200,888	173,366
Advertising, marketing, selling and administrative	157,168	131,447
Transaction expenses (1)	(111)	—
Restructuring and other (2)	403	(21)

Operating earnings	43,428	41,940
Interest income, net	(34)	(659)

Earnings from continuing operations before income taxes	43,462	42,599
Provision for income taxes (3)	13,569	14,769

Earnings from continuing operations	29,893	27,830
Discontinued operations, net of income taxes (4)	248	248

Net earnings	$30,141	28,078

Basic earnings per share:
Continuing operations	$.31	.29
Discontinued operations	—	—

Total	$.31	.29

Diluted earnings per share:
Continuing operations (1) (2) (3)	$.30	.28
Discontinued operations	—	—

Total	$.30	.28

Weighted average shares outstanding:
Basic	97,918	97,640
Diluted	99,649	99,075

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the acquisition of Simple Health & Beauty Group Limited. During the second quarter of fiscal year 2010, the Company recorded an adjustment to transaction expenses that increased earnings from continuing operations by $111 and did not have an effect on diluted earnings per share from continuing operations.
(2)	Restructuring and other primarily includes severance and other costs incurred in connection with the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009. During the second quarter of fiscal year 2010, restructuring and other reduced earnings from continuing operations (net of tax) by $208 and did not have an effect on diluted earnings per share from continuing operations. During the second quarter of fiscal year 2009, restructuring and other increased earnings from continuing operations (net of tax) by $45 and did not have an effect on diluted earnings per share from continuing operations.
(3)	The provision for income taxes in the second quarter of fiscal year 2010 includes $19 of discrete tax expense, which did not have an effect on diluted earnings per share from continuing operations. The provision for income taxes in the second quarter of fiscal year 2009 includes $229 of discrete tax benefit, which did not have an effect on diluted earnings per share from continuing operations.
(4)	Discontinued operations in both periods primarily include favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver.

Alberto Culver Second Quarter and First Half Fiscal Year 2010 Earnings Release	Page 6

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Six Months Ended March 31, 2010 and 2009	2010	2009

Net sales	$747,769	697,166
Cost of products sold	353,139	341,790

Gross profit	394,630	355,376
Advertising, marketing, selling and administrative	285,186	253,841
Transaction expenses (1)	6,004	—
Restructuring and other (2)	4,612	271

Operating earnings	98,828	101,264
Interest income, net	(292)	(1,951)

Earnings from continuing operations before income taxes	99,120	103,215
Provision for income taxes (3)	32,592	44,088

Earnings from continuing operations	66,528	59,127
Discontinued operations, net of income taxes (4)	206	605

Net earnings	$66,734	59,732

Basic earnings per share:
Continuing operations	$.68	.61
Discontinued operations	—	—

Total	$.68	.61

Diluted earnings per share:
Continuing operations (1) (2) (3)	$.67	.60
Discontinued operations	—	—

Total	$.67	.60

Weighted average shares outstanding:
Basic	97,863	97,583
Diluted	99,643	98,979

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the acquisition of Simple Health & Beauty Group Limited. During the first half of fiscal year 2010, this amount reduced earnings from continuing operations by $6,004 and diluted earnings per share from continuing operations by 6 cents.
(2)	Restructuring and other primarily includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009. During the first half of fiscal year 2010, restructuring and other reduced earnings from continuing operations (net of tax) by $2,919 and diluted earnings per share from continuing operations by 3 cents. During the first half of fiscal year 2009, restructuring and other reduced earnings from continuing operations (net of tax) by $121 and did not have an effect on diluted earnings per share from continuing operations.
(3)	The provision for income taxes in the first half of fiscal year 2010 includes $62 of discrete tax expense, which did not have an effect on diluted earnings per share from continuing operations. The provision for income taxes in the first half of fiscal year 2009 includes $8,666 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 9 cents.
(4)	Discontinued operations in both periods primarily include favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver.

Alberto Culver Second Quarter and First Half Fiscal Year 2010 Earnings Release	Page 7

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	March 31, 2010	September 30, 2009
Assets
Cash and cash equivalents	$91,120	469,775
Accounts receivable, net	262,812	228,979
Inventories	161,803	126,777
Other current assets and income taxes	44,119	40,097

Total current assets	559,854	865,628
Property, plant and equipment, net	248,703	249,911
Goodwill and trade names	673,287	313,955
Long-term investments	57,632	58,412
Other assets	83,760	70,108

Total assets	$1,623,236	1,558,014

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$172	175
Accounts payable, accrued expenses and income taxes	288,183	275,649

Total current liabilities	288,355	275,824
Long-term debt	320	429
Other liabilities and income taxes	103,461	80,339

Total liabilities	392,136	356,592
Stock options subject to redemption	4,295	4,776
Stockholders’ equity	1,226,805	1,196,646

Total liabilities and stockholders’ equity	$1,623,236	1,558.014

Alberto Culver Second Quarter and First Half Fiscal Year 2010 Earnings Release	Page 8

Segment Data (Unaudited)

(in thousands)

Three Months Ended March 31, 2010 and 2009	2010	2009

Net Sales:
United States	$225,707	229,643
International	159,098	114,689

	$384,805	344,332

Earnings From Continuing Operations Before Income Taxes:
United States	$29,767	36,862
International	17,594	7,471

Segment operating profit	47,361	44,333
Stock-based compensation expense	(3,641)	(2,414)
Transaction expenses (1)	111	—
Restructuring and other (2)	(403)	21
Interest income, net	34	659

	$43,462	42,599

Six Months Ended March 31, 2010 and 2009	2010	2009

Net Sales:
United States	$444,554	454,108
International	303,215	243,058

	$747,769	697,166

Earnings From Continuing Operations Before Income Taxes:
United States	$75,778	80,976
International	40,162	26,647

Segment operating profit	115,940	107,623
Stock-based compensation expense	(6,496)	(6,088)
Transaction expenses (1)	(6,004)	—
Restructuring and other (2)	(4,612)	(271)
Interest income, net	292	1,951

	$99,120	103,215

(1)	Transaction expenses reflect investment banking, legal and other professional service fees incurred in connection with the acquisition of Simple Health & Beauty Group Limited.
(2)	Restructuring and other primarily includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009.

Alberto Culver Second Quarter and First Half Fiscal Year 2010 Earnings Release	Page 9

Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and six months ended March 31, 2010 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and discrete items

•	Earnings from continuing operations excluding restructuring and discrete items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete items

•	Organic sales growth

In June 2009, the Company committed to a plan primarily related to the downsizing of its manufacturing facility and the consolidation of its warehouse and office facilities in Chatsworth, California. During fiscal year 2009, the Company recorded restructuring costs related to this plan of $6.3 million (none in the first half). During the first half of fiscal year 2010, the Company recorded additional restructuring costs related to this plan of $211,000 (a benefit of $175,000 in the second quarter).

In November 2009, the Company committed to a plan primarily related to ceasing all manufacturing activities at its facility in Chatsworth, California. This plan is in addition to the Company’s initial plan to downsize the Chatsworth manufacturing facility. During the first half of fiscal year 2010, the company recorded restructuring costs related to this plan of $4.3 million ($680,000 in the second quarter), primarily related to severance.

In addition to these two plans, the Company recorded restructuring costs of $80,000 in the first half of fiscal year 2010 (a benefit of $102,000 in the second quarter) and $519,000 during fiscal year 2009 ($271,000 in the first half and a benefit of $21,000 in the second quarter) related to previously announced plans.

In total, the company recorded restructuring and other costs during the first half of fiscal year 2010 of $4.6 million ($2.9 million after taxes or 3 cents per diluted share from continuing operations) with $403,000 in the second quarter ($208,000 after taxes and no effect on diluted earnings per share from continuing operations). In fiscal year 2009, the company recorded total restructuring and other costs of $6.8 million ($4.2 million after taxes) with $271,000 in the first half ($121,000 after taxes and no effect on diluted earnings per share from continuing operations) and a $21,000 benefit in the second quarter ($45,000 after taxes and no effect on diluted earnings per share from continuing operations).

In connection with the acquisition of Simple Health & Beauty Group Limited on December 18, 2009, the Company incurred transaction expenses (primarily investment banking, legal and other professional service fees) during the first half of fiscal year 2010 of $6.0 million (6 cents per diluted share from continuing operations). In the second quarter of fiscal year 2010, the Company recorded an adjustment to reduce transaction expenses by $111,000 (no effect on diluted earnings per share from continuing operations). These amounts are not expected to be deductible for income tax purposes.

In the third and fourth quarters of fiscal year 2009, the Company incurred costs related to a dispute with a supplier of $2.9 million ($1.9 million after taxes). In the first half of fiscal year 2010, additional costs of $882,000 ($605,000 after taxes and no effect on diluted earnings per share from continuing operations) were incurred with $642,000 in the second quarter ($440,000 after taxes or 1 cent per diluted share from continuing operations).

The Company’s provision for income taxes in the first half of fiscal year 2010 included net discrete tax expense of $62,000 (no effect on diluted earnings per share from continuing operations). The provision for income taxes in the second quarter of fiscal year 2010 included net discrete tax expense of $19,000 (no effect on diluted earnings per share from continuing operations). The Company’s provision for income taxes in the first half of fiscal year 2009 included net discrete tax expense of $8.7 million (9 cents per diluted share from continuing operations), primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale. The provision for income taxes in the second quarter of fiscal year 2009 included net discrete tax benefit of $229,000 (no effect on diluted earnings per share from continuing operations).

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Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and six months ended March 31, 2010 and 2009 are as follows (in thousands, except per share data):

	Three Months Ended March 31		Six Months Ended March 31
	2010	2009	2010	2009
Pre-tax earnings from continuing operations, as reported	$43,462	42,599	$99,120	103,215

Restructuring and other	403	(21)	4,612	271

Transaction expenses	(111)	—	6,004	—

Dispute with a supplier	642	—	882	—

Pre-tax earnings from continuing operations, excluding restructuring and discrete items	$44,396	42,578	$110,618	103,486

Earnings from continuing operations (net of income taxes), as reported	$29,893	27,830	$66,528	59,127

Restructuring and other, net of income taxes	208	(45)	2,919	121

Transaction expenses, net of income taxes	(111)	—	6,004	—

Dispute with a supplier, net of income taxes	440	—	605	—

Discrete tax items	19	(229)	62	8,666

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete items	$30,449	27,556	$76,118	67,914

Diluted earnings per share from continuing operations, as reported	$.30	.28	$.67	.60

Restructuring and other, net of income taxes	—	—	.03	—

Transaction expenses, net of income taxes	—	—	.06	—

Dispute with a supplier, net of income taxes	.01	—	—	—

Discrete tax items	—	—	—	.09

Diluted earnings per share from continuing operations, excluding restructuring and discrete items	$.31	.28	$.76	.69

	Three Months Ended March 31		Six Months Ended March 31
	2010	2009	2010	2009
Net sales growth (decline), as reported	11.8%	(1.4)%	7.3%	0.7%

Effect of foreign currency fluctuations	(4.4)	10.1	(3.8)	9.7

Effect of acquisition	(6.9)	(2.4)	(3.7)	(2.5)

Effect of divestiture	0.7	—	0.8	—

Organic sales growth	1.2%	6.3%	0.6%	7.9%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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